Exhibit 99.1

FOR IMMEDIATE RELEASE

July 6, 2022

ART’S WAY MANUFACTURING REPORTS PROFITABLE SECOND QUARTER AND 16% REVENUE INCREASE FOR FIRST SIX MONTHS OF FISCAL 2022

ARMSTRONG, IOWA, July 6, 2022 – Art’s-Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the second quarter and year to date fiscal 2022.

	For the Three Months Ended
	(Consolidated)
	May 31, 2022	May 31, 2021
Sales	$7,275,000	$5,710,000
Operating Income (Loss)	$321,000	$149,000
Net Income (Loss)	$175,000	$64,000
EPS (Basic)	$0.04	$0.01
EPS (Diluted)	$0.04	$0.01

Weighted Average Shares Outstanding:
Basic	4,629,331	4,522,514
Diluted	4,629,331	4,522,514

	For the Six Months Ended
	(Consolidated)
	May 31, 2022	May 31, 2021
Sales	$12,888,000	$11,111,000
Operating Loss	$(115,000)	$(220,000)
Net Loss	$(231,000)	$(251,000)
EPS (Basic)	$(0.05)	$(0.06)
EPS (Diluted)	$(0.05)	$(0.06)

Weighted Average Shares Outstanding:
Basic	4,599,743	4,498,687
Diluted	4,599,743	4,498,687

Sales: Our consolidated corporate sales for the three- and six-month periods ended May 31, 2022 were $7,275,000 and $12,888,000, respectively, compared to $5,710,000 and $11,111,000 during the same respective periods in fiscal 2021, a $1,565,000, or 27.4%, increase for the three months and a $1,777,000, or 16.0%, increase for the six months. We saw increased revenue and demand in all three business segments for the three months ended May 31, 2022 and increases in revenue in the Agricultural Products and Tools segments for the six months ended May 31, 2022.

Our second quarter sales in our Agricultural Products segment were $5,316,000 compared to $3,858,000 during the same period of fiscal 2021, an increase of $1,458,000, or 37.8%. Our year-to-date agricultural product sales were $9,477,000 compared to $7,357,000 during the same period in fiscal 2021, an increase of $2,120,000, or 28.8%. The Company continues to see historic backlog numbers through Q2 of fiscal 2022 as commodity prices remain near or at all-time highs. Our sales are up on almost all of our product offerings for the six months ended May 31, 2022 including beet equipment, manure spreaders, grinder mixers and land maintenance equipment. We expect strong demand for our products to continue in the short term as commodity prices remain high with concerns of global food shortages and with supply chain pressure creating agricultural equipment availability issues. We have seen repeated disruptions in our supply chain so far in fiscal 2022. As a result of supply chain disruptions, our planning department has been placing purchase orders and bringing in inventory further in advance of production dates than we have historically. This, as well as price increases, have led to an inventory increase of approximately $1.7 million for the first six months of fiscal 2022.

Our second quarter sales in our Modular Buildings segment were $1,209,000 compared to $1,194,000 for the same period in fiscal 2021, an increase of $15,000, or 1.3%. Our year-to-date sales in our Modular Buildings segment were $2,077,000 compared to $2,485,000 for the same period in fiscal 2021, a decrease of $408,000, or 16.4%. While our sales increased in the three months ended May 31, 2022, we did see a decline in sales for the six months ended May 31, 2022, as we completed a large construction project in the first six months of fiscal 2021 that boosted our revenue for that period. While this project did boost our revenue in fiscal 2021, we expect the margin quality of our fiscal 2022 projects and backlog to be stronger than the margin quality of the completed project in 2021. Our current backlog and quoting activity indicate we should see a strong finish to fiscal 2022.

Our Tools segment had sales of $750,000 and $1,334,000 during the three- and six-month periods ended May 31, 2022, respectively, compared to $658,000 and $1,269,000 for the same respective periods in fiscal 2021, a 14.0% increase and a 5.1% increase, respectively. Sales have rebounded in this segment to our pre-pandemic levels. As oil prices continue to rise, we expect some of our lost customers during fiscal 2020 to have demand for tools once again. We installed new equipment in June to help increase our output and ability to generate more sales in this time of high demand.

Net Income (Loss): Consolidated net income was $175,000 for the three-month period ended May 31, 2022, compared to $64,000 for the same period in fiscal 2021. Our consolidated net loss for the six months ended May 31, 2022, was $(231,000) compared to $(251,000) in the same period in fiscal 2021. The improvement for the three and six months ended May 31, 2022 is fueled by the success of our Agricultural Products segment. Despite the success, we believe we can increase certain production areas by updating capital equipment. We have taken the initial steps to drive our business towards increased automation and efficiency to maximize our manufacturing output and drive our costs down by securing funding from Alumni Capital and Iowa Economic Development’s Manufacturing 4.0 program. We expect to see significant improvement in our operational ability as we are able to implement new equipment in our facility over the next 24 months. Our Modular Buildings segment had a slow start to fiscal 2022 but reached profitability each of the last two months of the fiscal quarter. We are seeing strong demand for our modular buildings to start out the second half of fiscal 2022. Despite the sales increase in the Tools segment, we have seen decreased profitability from employee turnover and rising overhead costs. We are working on additional price increases and automation to increase our volume and margin in the second half of fiscal 2022.

Net Income (Loss) per Share: Net income per basic and diluted share for the second quarter of fiscal 2022 was $0.04, compared to income per basic and diluted share of $0.01 for the same period in fiscal 2021. Net (loss) per basic and diluted share for the first six months of fiscal 2022 was $(0.05), compared to loss per basic and diluted share of $(0.06) for the same period in fiscal 2021.

President and CEO of Art’s-Way, David King reports, “Increased revenue and strong financial results in the second quarter demonstrate the effects of our ongoing growth strategy. Market conditions continue to be favorable with rising demand leading to increased backlogs for all three segments, with the Agriculture Products and Tools segments continuing to experience record backlog levels.

I want to recognize our team as they continue executing on our strategy of operational excellence and efficiency to deliver above budgeted results despite the ongoing supply chain challenges and labor shortage. While we have been able to manage the supply chain disruptions to this point, we do expect these disruptions along with inflationary pressures to remain our most significant challenges moving forward. Our diligence with price management has protected our margins and we will continue to make adjustments as necessary.

Looking ahead, we believe the remainder of the year will continue to provide strong results with agricultural commodity prices driving demand for our agricultural equipment. The Modular Buildings segment has been able to sell and lease inventoried buildings and secure orders that will provide an improved second-half of the year and should allow them to meet their annual budget. Also, we expect increased output from the tools division as our new equipment and automation come online.”

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 150 employees across three branch locations: Art’s Way Manufacturing in Armstrong, Iowa, Art’s Way Scientific in Monona, Iowa, and American Carbide Tool in Canton, Ohio. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has three reporting segments: Agricultural Products; Modular Buildings; and Tools.

For more information, contact: David King, Chief Executive Officer

712-208-8467

investorrelations@artsway-mfg.com

Or visit our website at www.artsway.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) potential growth in our business segments; (iii) future results, including but not limited to, revenue and margin expectations; (iv) our ability to increase production with capital investments and other activities, and (v) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and its effect on our supply chain and demand for our products, domestic and international economic conditions; our ability to attract and maintain an adequate workforce in a competitive labor market; the ongoing COVID-19 outbreak; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.